FINANCIAL
SUMMARY
(IN MILLIONS)
[GRAPH]


FINANCIAL
HIGHLIGHTS
(IN THOUSANDS EXCEPT
    WHERE NOTED(*))

                                                            January 31

                                  1996           1995           1994           1993           1992
Net sales                       $234,030       $183,365       $141,325       $148,435       $153,480
Operating income
 before environmental expenses  $ 31,210       $ 21,750       $ 11,375       $ 14,155       $ 14,280

Income excluding environmental
 charge, net of tax             $ 18,350       $ 12,250       $  3,885(1)    $  7,695       $  7,205
Net income                      $ 10,550(2)    $ 12,250       $  3,885(1)    $  7,695       $  7,205
Per common share
Income excluding environmental
  charge, net of tax(*)         $   1.53       $   1.02       $    .32(1)    $    .64       $    .60
 Net income(*)                  $    .88(2)    $   1.02       $    .32(1)    $    .64       $    .60
 Book value(*)                  $   7.74       $   7.37       $   6.47       $   6.55       $   6.44

Working capital                 $ 49,829       $ 40,821       $ 37,337       $ 38,175       $ 35,783
Expenditures for property,
 plant and equipment            $ 11,825       $ 21,921       $  8,126       $  7,772       $  5,659
Total assets                    $153,190       $137,109       $106,571       $104,987       $110,326
Long-term debt                  $  9,531       $  7,809       $    682       $  1,228       $  1,915
Shareholders' equity            $ 92,057       $ 88,538       $ 77,751       $ 78,650       $ 77,323
Number of employees(*)             1,103            993            838            863            875


              (1) After $1,980 or $.17 per share charge related to cumulative effect of accounting change. See note 7 to consolidated financial statements.
              (2) After $12,000 ($7,800 or $.65 per share, net of taxes) charge for environmental expenses. See note 10 to consolidated financial statements

                   1 ----------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
                   ------------------------------------------------------------
    CONSOLIDATED
    STATEMENT OF
        INCOME &
RETAINED EARNINGS

                                                                                Year Ended January 31

                                                                                 1996                1995           1994
                                                                                            (Dollars in Thousands)

                   Net Sales                                                 $   234,030         $   183,365     $  141,325
                                                                             -----------         -----------     -----------
                   Operating expenses:
                       Cost of goods sold                                        153,345             118,430         91,830
                       Depreciation                                                9,540               8,100          7,555
                       Selling and administrative expenses                        39,935              35,085         30,565
                                                                             -----------         -----------     -----------
                                                                                (202,820)            161,615        129,950
                                                                             -----------         -----------     -----------

                   Operating income before
                     environmental expenses                                       31,210              21,750         11,375

                   Environmental expenses (Note 10)                               14,795               2,400          1,640
                                                                             -----------         -----------     -----------

                   Operating income                                               16,415              19,350          9,735

                   Interest expense                                                1,085                 335            475
                   Interest income                                                (1,045)               (535)          (435)
                   Other expense, net                                                315                 915            725
                                                                             -----------         -----------     -----------

                   Income before income taxes and
                     cumulative effect of accounting change                       16,060              18,635          8,970
                   Income taxes (Note 4)                                           5,510               6,385          3,105
                                                                             -----------         -----------     -----------

                   Income before cumulative effect of
                     accounting change                                            10,550              12,250          5,865

                   Cumulative effect of accounting change,
                     net of taxes of $1,020 (Note 7)                                                                  1,980
                                                                             -----------         -----------     -----------
                   Net Income                                                     10,550              12,250          3,885

                   Retained earnings, beginning of year                           79,910              75,262         74,980
                   Dividends($.45, $.375 and $.30 per share)                      (5,377)             (4,504)        (3,603)
                   Stock distribution                                                                 (3,098)
                                                                             -----------         -----------     -----------
                   Retained earnings, end of year                            $    85,083         $    79,910     $   75,262
                                                                             -----------         -----------     -----------
                                                                             -----------         -----------     -----------

                   Income per share before cumulative effect
                     of accounting change                                    $       .88         $      1.02     $      .49
                                                                             -----------         -----------     -----------
                                                                             -----------         -----------     -----------

                   Net income per share                                      $       .88         $      1.02     $      .32
                                                                             -----------         -----------     -----------
                                                                             -----------         -----------     -----------

                   Weighted average shares outstanding                        11,990,447          12,009,904     12,009,904
                                                                             -----------         -----------     -----------
                                                                             -----------         -----------     -----------

                    The accompanying notes to consolidated financial statements are an integral part of this statement.

                   7 ----------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
                    -----------------------------------------------------------

CONSOLIDATED
BALANCE SHEET



                                                                             January 31

                                                                         1996         1995

ASSETS                                                                 (Dollars in Thousands)
Current assets:
    Cash and cash equivalents                                      $  23,326    $  17,203
    Accounts receivable, less allowance for doubtful accounts
     of $967 and $265                                                 38,574       35,277
    Inventories, at average cost which is lower than market:
         Finished goods and components                                16,142       13,934
         Goods in process                                              4,083        3,148
         Raw materials                                                 4,990        3,985
                                                                    ---------    ---------
                                                                      25,215       21,067
    Income taxes (Note 4)                                                             151
    Prepaid expenses                                                     849          919
                                                                    ---------    ---------
         Total current assets                                         87,964       74,617

Property, plant and equipment,
  at cost less accumulated depreciation (Notes 2 and 3)               63,214       60,607
Deferred income taxes (Note 4)                                            58
Other assets                                                           1,954        1,885
                                                                    ---------    ---------
         Total assets                                              $ 153,190    $ 137,109
                                                                    ---------    ---------
                                                                    ---------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable to banks (Note 3)                                $   5,015    $   5,812
    Current portion of long-term debt (Note 3)                         2,940          243
    Accounts payable                                                  17,126       16,149
    Accrued payroll and payroll taxes                                  5,654        4,227
    Other accrued expenses                                             7,400        7,365
                                                                    ---------    ---------
         Total current liabilities                                    38,135       33,796

Long-term debt (Note 3)                                                9,531        7,809
Deferred income taxes (Note 4)                                                      4,058
Accrued environmental expenditures (Note 10)                          10,500
Other liabilities (Note 7)                                             2,967        2,908
                                                                    ---------    ---------
         Total liabilities                                            61,133       48,571
                                                                    ---------    ---------

Shareholders' equity (Note 5):
    Common stock, $.50 par value, authorized
      20,000,000 shares; 12,278,208 and 12,391,408
         shares issued                                                 6,139        6,196
    Additional paid-in capital                                           568        2,045
    Retained earnings                                                 85,083       79,910
    Cumulative foreign currency translation adjustments                  953        1,073
    Treasury stock, at cost, 381,504 shares                             (686)        (686)
                                                                    ---------    ---------
         Total shareholders' equity                                   92,057       88,538
                                                                    ---------    ---------
         Total liabilities and shareholders' equity                $ 153,190    $ 137,109
                                                                    ---------    ---------
                                                                    ---------    ---------





              The accompanying notes to consolidated financial statements are an integral part of this statement.

                   8 ----------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
                    -----------------------------------------------------------

CONSOLIDATED
STATEMENT OF
CASH FLOWS

                                                                   Year Ended January 31

                                                               1996       1995       1994
                                                                 (Dollars in Thousands)
Cash flows from operating activities:
    Net income                                           $  10,550  $  12,250  $   3,885
    Adjustments to reconcile net income to net
     cash provided by operating activities:
         Depreciation                                        9,540      8,100      7,555
         Gain on sale of property, plant and equipment                   (150)
         Deferred income taxes                              (4,099)        (9)       (57)
         Cumulative effect of accounting change                                    1,980
    Changes in operating assets and liabilities:
         Accounts receivable                                (3,297)   (10,424)    (1,364)
         Inventories                                        (4,148)    (1,933)     1,892
         Income taxes                                        1,133        753       (480)
         Prepaid expenses                                       70        257       (233)
         Accounts payable and accrued expenses               1,457      9,905      2,083
         Accrued environmental expenditures                 10,500
         Other liabilities                                      59         34       (126)
                                                          ---------  ---------  ---------

         Net cash provided by operating activities          21,765     18,783     15,135
                                                          ---------  ---------  ---------

Cash flows from investing activities:
    Acquisition of property, plant and equipment           (11,825)   (21,921)    (8,126)
    Proceeds from sale of property, plant and equipment                 1,849
    Other assets                                               (69)      (222)    (1,386)
                                                          ---------  ---------  ---------

         Net cash used in investing activities             (11,894)   (20,294)    (9,512)
                                                          ---------  ---------  ---------

Cash flows from financing activities:
    Long-term debt, including current portion                4,259      6,318       (959)
    Notes payable to banks                                    (797)     2,447       (379)
    Repurchase of common stock                              (1,534)
    Cash dividends paid                                     (5,377)    (4,504)    (3,603)
                                                          ---------  ---------  ---------

         Net cash (used) provided by financing activities   (3,449)     4,261     (4,941)
                                                          ---------  ---------  ---------

Effect of exchange rate changes                               (299)     1,836       (418)
                                                          ---------  ---------  ---------

Increase in cash and cash equivalents                        6,123      4,586        264

Cash and cash equivalents at beginning of year              17,203     12,617     12,353
                                                          ---------  ---------  ---------

Cash and cash equivalents at end of year                 $  23,326  $  17,203  $  12,617
                                                          ---------  ---------  ---------
                                                          ---------  ---------  ---------

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
         Interest                                        $   1,025  $     307  $     397
         Income taxes                                    $   8,434  $   5,676  $   3,536



              The accompanying notes to consolidated financial statements are an integral part of this statement.

                    9 ----------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
                    -----------------------------------------------------------

NOTES TO           NOTE 1 - SUMMARY OF PRINCIPAL ACCOUNTING POLICIES
CONSOLIDATED
FINANCIAL     The consolidated financial statements include the accounts of the
STATEMENTS    Company and its subsidiaries, all of which are wholly owned.
              Intercompany balances and transactions have been eliminated.

              Cash and cash equivalents consist of cash on deposit and highly liquid investments, including investments classified as trading securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

              Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the respective assets.

              In February 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

              The Company plans to adopt Statement of Financial Accounting Standards No. 123 (FAS 123) "Accounting for Stock-Based Compensation". FAS 123 allows companies to choose whether to account for stock-based compensation under the current method as prescribed in Accounting Principles Board Opinion No. 25 (APB 25) or use the fair-value method described in FAS 123. The Company plans to continue to follow the provisions of APB 25. Therefore, management believes that the impact of adoption of FAS 123 in 1996, will not have a significant effect on the Company's financial position or results of operations.

              The Company translated the balance sheets of its foreign subsidiaries using fiscal year-end exchange rates. The statements of income are translated using the average exchange rates for the fiscal year. The effects of such translations are included in the shareholders' equity account "cumulative foreign currency translation adjustments" as a decrease of $120,000 for the year ended January 31, 1996, an increase of $3,041,000 for the year ended January 31, 1995 and a decrease of $1,181,000 for the year ended January 31, 1994.


              NOTE 2 - PROPERTY, PLANT AND EQUIPMENT


                                              January 31
                                           1996        1995
                                        (Dollars in Thousands)

Land                                 $   3,890   $   3,775
Buildings                               31,308      31,760
Machinery and equipment                 98,521      90,722
                                      ---------   ---------
                                       133,719     126,257
Accumulated depreciation               (70,505)    (65,650)
                                      ---------   ---------
                                     $  63,214   $  60,607
                                      ---------   ---------
                                      ---------   ---------


              NOTE 3 - BORROWINGS

                                                                         January 31
                                                                     1996        1995
                                                                  (Dollars in Thousands)
         7.15%-10.0% mortgage notes, due annually through 1998  $    239    $    492
         5.5% mortgage note, due annually through 2008             9,292       7,317
                                                                 --------    --------
           Secured by plant and equipment                       $  9,531    $  7,809
                                                                 --------    --------
                                                                 --------    --------

              Maturities of long-term debt for the years January 31, 1997 through January 31, 2001, respectively, are $2,940,000, $1,028,000, $938,000, $863,000 and $863,000. Borrowing arrange-
              ments with commercial banks provided short-term lines of credit at January 31, 1996 totalling $16,950,000, of which $11,935,000 was unused. Average interest rates on short-term borrowings were 2.4% and 3.6% at January 31, 1996 and 1995, respectively.

                    10 ---------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
                    -----------------------------------------------------------
NOTES TO           NOTE 4 - INCOME TAXES
CONSOLIDATED
FINANCIAL
STATEMENTS

                                                                       Year Ended January 31
                                                                    1996       1995       1994
                                                                     (Dollars in Thousands)

              Income before taxes was as follows:
                   United States                              $   5,295  $  12,925  $   5,519
                   Foreign                                       10,765      5,710        451
                                                               ---------  ---------  ---------
                                                              $  16,060  $  18,635  $   5,970
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

              Taxes charged (credited) against operations were as
                follows:
                   Current
                     Federal                                  $   5,507  $   3,824  $   1,598
                     State                                          889        623        304
                     Foreign                                      3,740      2,319        418
                                                               ---------  ---------  ---------
                       Total                                     10,136      6,766      2,320
                                                               ---------  ---------  ---------

                   Deferred
                     Federal                                     (4,038)      (274)      (178)
                     State                                         (651)       (44)       (34)
                     Foreign                                         63        (63)       (23)
                                                               ---------  ---------  ---------
                       Total                                     (4,626)      (381)      (235)
                                                               ---------  ---------  ---------
                     Total income taxes                       $   5,510  $   6,385  $   2,085
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
              The federal rate reconciles to the effective rate as
                follows:
                   Federal statutory rate                          35.0%      35.0%      34.0%
                   State income taxes, net of federal tax
                     benefits                                       1.0        2.0        2.4
                   Effect of foreign tax rates                       .2        1.6        4.0
                   Tax credits and other                           (1.9)      (4.3)      (5.5)
                                                               ---------  ---------  ---------
                     Effective income tax rate                     34.3%      34.3%      34.9%
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------




                                                                              January 31
                                                                           1996        1995
                                                                        (Dollars in Thousands)
              The deferred tax liabilities (assets) recorded on the
               consolidated balance sheet are comprised of
               the following:
                   Accruals not deductible until paid                 $ (1,579)   $   (633)
                   Other                                                  (421)       (103)
                                                                       --------    --------
                   Current deferred income taxes                      $ (2,000)   $   (736)
                                                                       --------    --------
                                                                       --------    --------

                   Depreciation                                       $  4,645    $  4,999
                   Employee benefits                                      (909)       (843)

                   Accrued environmental expenditures                   (3,885)
                   Other                                                    91         (98)
                                                                       --------    --------
                   Noncurrent deferred income taxes                   $    (58)   $  4,058
                                                                       --------    --------
                                                                       --------    --------




                    11 ---------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
              -----------------------------------------------------------------
NOTES TO      NOTE 5 - CAPITAL STOCK
CONSOLIDATED
FINANCIAL
STATEMENTS

              There are 200,000 shares authorized of no par value preferred stock; none are outstanding.

              In 1995 a stock option plan was approved by the shareholders. The plan provides that options to purchase up to 800,000 shares of common stock may be granted to officers and key employees of the Company and its subsidiaries. The exercise price per share is the fair market value on the date each option is granted. Options are exercisable three years from the date of grant and expire ten years from the date of grant. During the year ended January 31, 1996, the Company granted options for 77,353 shares at $16.375 per share, of which none were exercised and 2,102 were forfeited.

              NOTE 6 - BENEFIT PLANS

              The Company has a defined benefit plan covering its U.S. employees. The benefits are based on years of service and average earnings over a specified five-year period of prior service. The Company's funding policy is to make annual contributions that are between the minimum amount required by the Employee Retirement Income Security Act and the maximum amount deductible under the current tax regulations. Substantially all plan assets are invested in government or corporate bonds.

              Net pension cost, the plan's funded status and significant assumptions include the following:

                                                                       YEAR ENDED JANUARY 31
                                                                    1996       1995       1994
                                                                     (Dollars in Thousands)

              Interest cost on projected benefit obligation     $    314   $    271   $    262
              Actual return on assets                               (517)        65       (132)
              Net amortization and deferral                          432        (96)        (2)
                                                                 --------   --------   --------
              Net periodic pension cost                         $    229   $    240   $    128
                                                                 --------   --------   --------
                                                                 --------   --------   --------

              Projected and accumulated vested benefit
                obligation for service rendered to date         $ (4,261)  $ (3,893)  $ (4,234)
              Plan assets at fair value                            3,866      3,053      2,603
                                                                 --------   --------   --------
              Projected benefit obligation in excess of
                plan assets                                         (395)      (840)    (1,631)
              Unrecognized prior service cost                        133        146        159
              Unrecognized net loss                                1,231      1,142      1,270
                                                                 --------   --------   --------
              Pension cost prepaid (accrued)                    $    969   $    448   $   (202)
                                                                 --------   --------   --------
                                                                 --------   --------   --------
              Discount rate                                         6.75%       8.5%         7%
              Expected long-term rate of return                        8%         8%         7%


              In December, 1988, the Company amended the plan to limit benefits to those accrued through December 31, 1988. Also effective January 1, 1989, the Company instituted a defined contribution plan and a limited matching contribution program both pursuant to applicable provisions of the Internal Revenue Code and contributed $1,318,000, $1,195,000, and $933,000 for 1995, 1994
              and 1993, respectively.


              12 ---------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
              ------------------------------------------------------------------
NOTES TO      NOTE 7 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
CONSOLIDATED
FINANCIAL
STATEMENTS


              The Company provides health care benefits for eligible retirees. The Company adopted during 1993, FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The $3,000,000 obligation as of February 1, 1993 owed to retired employees and certain active employees has been recorded, and the Company is accruing the future costs of providing such benefits to eligible active employees during the years they render service.

              A corresponding charge was recorded in 1993 as the cumulative effect of a change in an accounting principle. The net after-tax effect of this charge was $1,980,000.

              The following table sets forth the plan's status reconciled with the amount included in the Consolidated Balance Sheets:


                                                                                 JANUARY 31
                                                                        1996        1995        1994
                                                                           (Dollars in Thousands)
              Accumulated postretirement benefit obligation:
                   Retirees                                       $  (2,551)  $  (2,557)  $  (2,953)
                   Fully eligible active plan participants             (235)       (210)       (124)
                   Other active plan participants                    (1,068)       (849)       (604)
                                                                   ---------   ---------   ---------
                                                                     (3,854)     (3,616)     (3,681)
                   Plan assets at fair value                             --          --          --
                                                                   ---------   ---------   ---------
                   Accumulated postretirement benefit obligation
                    in excess of plan assets                         (3,854)     (3,616)     (3,681)
                   Unrecognized net loss                                887         708         807
                                                                   ---------   ---------   ---------
                                                                  $  (2,967)  $  (2,908)  $  (2,874)
                                                                   ---------   ---------   ---------
                                                                   ---------   ---------   ---------


              The net periodic postretirement benefit costs are as follows:

                                                                                    JANUARY 31
                                                                           1996        1995        1994
                                                                              (Dollars in Thousands)

              Service cost                                        $      56   $      42   $      39
              Interest cost                                             295         230         225
              Net amoritization and deferral                             23          29           -
                                                                   ---------   ---------   ---------
              Net periodic postretirement benefit cost            $     374   $     301   $     264
                                                                   ---------   ---------   ---------


              To estimate these costs, health care costs were assumed to increase at an annual rate of 9% after 1995 with the rate of increase declining ratably to 4% by 2000 and thereafter. The weighted average discount rate was assumed to be 6.75%, 8.5% and 6.25% for 1995, 1994 and 1993, respectively. If the cost trend rates were increased by one percentage point, the accumulated postretirement benefit obligation as of January 31, 1996 would increase by $435,000 and net periodic postretirement benefit cost would increase by $45,000.


              13 ---------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
                              -------------------------------------------------

NOTES TO      NOTE 8 - INFORMATION ABOUT OPERATIONS
CONSOLIDATED
FINANCIAL
STATEMENTS

              The Company is engaged in a single line of business; the design, manufacture and marketing of hydraulically actuated equipment used in materials handling applications. Sales to the largest single customer were 9.7%, 10.8% and 9.8% of consolidated sales during the years ended January 31, 1996, 1995 and 1994, respectively. Information about the Company's operations in different geographic areas is shown below:



                                                      YEAR ENDED JANUARY 31
                                                     (Dollars in Thousands)


                                       NORTH                             ELIMIN-    CONSOLI-
                                      AMERICA      EUROPE      OTHER     ATIONS      DATED
                                      -------      ------      -----     -------    --------
1996
Sales to unaffiliated customers    $ 139,950   $  75,375  $  18,705   $           $ 234,030
Transfers between areas               14,607         587        747     (15,941)
                                    ---------   ---------  ---------   ---------   ---------
Total revenue                      $ 154,557   $  75,962  $  19,452   $ (15,941)  $ 234,030
                                    ---------   ---------  ---------   ---------   ---------
                                    ---------   ---------  ---------   ---------   ---------
Net income                         $   5,809   $   4,078  $     663               $  10,550
                                    ---------   ---------  ---------               ---------
                                    ---------   ---------  ---------               ---------
Identifiable assets                $  72,847   $  64,367  $  15,976               $ 153,190
                                    ---------   ---------  ---------               ---------
                                    ---------   ---------  ---------               ---------

1995
Sales to unaffiliated customers    $ 115,061   $  53,737  $  14,567   $           $ 183,365
Transfers between areas               11,016         119        721     (11,856)
                                    ---------   ---------  ---------   ---------   ---------
Total revenue                      $ 126,077   $  53,856  $  15,288   $ (11,856)  $ 183,365
                                    ---------   ---------  ---------   ---------   ---------
                                    ---------   ---------  ---------   ---------   ---------
Net income                         $   9,598   $   2,480  $     172               $  12,250
                                    ---------   ---------  ---------               ---------
                                    ---------   ---------  ---------               ---------
Identifiable assets                $  69,087   $  53,210  $  14,812               $ 137,109
                                    ---------   ---------  ---------               ---------
                                    ---------   ---------  ---------               ---------

1994
Sales to unaffiliated customers    $  87,078   $  38,321  $  15,926   $           $ 141,325
Transfers between areas                9,945          80        525     (10,550)
                                    ---------   ---------  ---------   ---------   ---------
Total revenue                      $  97,023   $  38,401  $  16,451   $ (10,550)  $ 141,325
                                    ---------   ---------  ---------   ---------   ---------
                                    ---------   ---------  ---------   ---------   ---------
Net income                         $   4,289   $    (689) $     285               $   3,885
                                    ---------   ---------  ---------               ---------
                                    ---------   ---------  ---------               ---------
Identifiable assets                $  57,642   $  36,387  $  12,542               $ 106,571
                                    ---------   ---------  ---------               ---------
                                    ---------   ---------  ---------               ---------



              NOTE 9 - COMMITMENTS AND CONTINGENCIES

              The Company leases certain of its facilities and equipment under noncancelable operating leases. The minimum rental commitments under these leases for the years ended January 31, 1997 through January 31, 2001, respectively, are $536,000, $329,000, $235,000,
              $238,000 and $15,000. For the years ended January 31, 1996, 1995 and 1994 total rentals charged to ex-pense amounted to $705,000, $591,000 and $556,000.

              NOTE 10 - ENVIRONMENTAL MATTERS

              The Company is engaged in environmental investigations and remediation efforts in its ordinary course of business. In the year ended January 31, 1996, the Company recorded a charge of $12,000,000 ($7,800,000 after tax) to provide for probable future costs related to its Portland, Oregon manufacturing facility. In the years ended January 31, 1996, 1995 and 1994, the Company incurred total environmental expenses of approximately $14,795,000, $2,400,000 and $1,640,000, respectively, which included response costs for environmental investigations as well as expenses related to litigation.

              14 ---------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
              -----------------------------------------------------------------

NOTES TO      NOTE 10 - ENVIRONMENTAL MATTERS CONTINUED
CONSOLIDATED
FINANCIAL
STATEMENTS


              Since future remediation costs are subject to many uncertainties, actual expenses may vary in amount from the charge recorded in the year ended January 31, 1996.

              The Company has made claims under various insurance policies. Based upon current Oregon court decisions and advice from legal counsel, the Company believes it will recover all or a substantial portion of the past and future costs of investigation and remediation. Litigation has been initiated to enforce terms of these policies.

QUARTERLY
FINANCIAL
INFORMATION
(UNAUDITED)

(IN THOUSANDS EXCEPT
PER SHARE FIGURES)



                                       1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
YEAR ENDED JANUARY 31, 1996
  Net sales                             $  57,150       $  58,650       $  58,480       $  59,750
  Gross profit before depreciation         19,555          20,380          19,875          20,875
  Net income                                4,290           4,605           4,680          (3,025)
  Net income (loss) per share           $     .36       $     .38       $     .39       $    (.25)


                                       1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
YEAR ENDED JANUARY 31, 1995
  Net sales                             $  40,850       $  45,500       $  47,360       $  49,655
  Gross profit before depreciation         14,795          16,220          17,045          16,875
  Net income                                2,155           3,045           3,325           3,725
  Net income per share                  $     .18       $     .25       $     .28       $     .31



REPORT OF     In our opinion, the consolidated financial statements appearing
INDEPENDENT   on pages 7 through 15 of this annual report present fairly, in
ACCOUNTANTS   all material respects, the financial position of Cascade Corpora-
              tion and its subsidiaries at January 31, 1996 and 1995, and the
TO THE        results of their operations and their cash flows for each of the
BOARD OF      three years in the period ended January 31, 1996, in conformity
DIRECTORS     with generally accepted accounting principles. These financial
& SHAREHOLDERS statements are the responsibility of the Company's management;
OF CASCADE    our responsibility is to express an opinion on these financial
CORPORATION   statements based on our audits.  We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Portland,      As discussed in Notes 1 and 7 to the Consolidated Financial
Oregon         Statements, in 1993 the Company changed its method of accounting
March 15, 1996 for income taxes and postretirement benefits other than pensions.


              15 ---------------------------------------------------------------

               -----------------------------------------------------------------

INVESTOR       STOCKHOLDER INFORMATION
INFORMATION    Cascade's Form 10-K Report to the Securities and Exchange
               Commission for 1995 is available to stockholders and others who request it.

TRANSFER AGENT To obtain copies, please write to the Vice President -- Finance &
REGISTRAR      and Secretary, Cascade Corporation, 2020 S.W. 4th Avenue, Suite
               600, Portland, Oregon 97201.
Chemical Mellon
Shareholder Services
Shareholder Relations
P.O. Box 469
Washington Bridge Station
New York, NY 10033
1-800-356-2017

               ANNUAL MEETING

               The Annual Meeting of the Stockholders of Cascade Corporation will be held at the Red Lion Motor Inn, Portland Center, 310 S.W. Lincoln Street, Portland, Oregon on Tuesday, May 14, 1996.

STOCK EXCHANGE LISTING

The Company's stock is
traded on the National Market
System under the NASDAQ
symbol CASC.

               A formal notice of the meeting, together with a proxy statement and proxy form, will be mailed to stockholders.


               MARKET INFORMATION

INVESTOR RELATIONS
COUNSEL

Gerald A. Parsons
(503) 228-2909
              The high and low sales prices of the common stock of Cascade Corporation as quoted on the NASDAQ during 1995 and 1994 were as follows:

                                                       YEAR ENDED JANUARY 31
                                                     1996                1995
                                             ---------------     ---------------
                                                HIGH     LOW        HIGH     LOW
                                             ---------------     ---------------
              Market price range
                 First quarter              $ 17.00 $ 12.00     $ 11.13 $  8.88
                 Second quarter               17.25   14.50       11.50    9.75
                 Third quarter                16.25   13.00       12.63   10.75
                 Fourth quarter               15.50   11.75       12.50   10.50


              COMMON STOCK DIVIDENDS


                                          YEAR ENDED JANUARY 31
                                          1996             1995
                                          ---------------------

                   First quarter         9.0CENTS         7.5CENTS
                   Second quarter        9.0              7.5
                   Third quarter         9.0              7.5
                   Fourth quarter       18.0             15.0
                                        ---------        ---------
                                        45.0CENTS        37.5CENTS
                                        ---------        ---------
                                        ---------        ---------

               In February 1995 the Company declared a 100% stock dividend.

               16 ---------------------------------------------------------